Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Semoran Financial Corporation

Fern Park, Florida:

We consent to the use of our report dated January 29, 2007, except for Note 9, as to which the date is May 29, 2007, relating to the balance sheets as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2006, for the period from October 11, 2005 (date of incorporation) to December 31, 2005 and the amounts included in the cumulative amounts from October 11, 2005 (date of incorporation) to December 31, 2006, and to the use of our name under the caption of “Experts,” in the Registration Statement on Amendment No. 2 of the Form SB-2 of Semoran Financial Corporation.

/s/ HACKER, JOHNSON & SMITH PA
Tampa, Florida
May 31, 2007